Exhibit 10.2

KalVista Pharmaceuticals, Inc.

March 11, 2019

Dr. Christopher Yea

Dear Christopher:

You are party to a Service Agreement with KalVista Pharmaceuticals Limited, a company incorporated and registered in England and Wales (“KVP UK”) and a subsidiary of KalVista Pharmaceuticals, Inc., a Delaware corporation (“KVP US”), dated as of November 1, 2015 and amended by a deed January 31, 2019 (the “UK Service Agreement”),

If your employment is terminated by KVP UK (or its successor) during the two year period immediately following a Change of Control (as defined in the UK Service Agreement), and as a result of such termination you are entitled to the Severance Pay set forth therein, then, in addition to the Severance Pay, all of your then-unvested Equity Awards (as defined below) will vest in full (the “Acceleration”).  This Acceleration is conditioned on your execution of a settlement agreement releasing claims against the KVP US and its affiliates in a form acceptable to KVP US (the “Release”) and on that Release becoming irrevocable within 60 days following the termination date.

“Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by KVP US to you.

Your eligibility to receive the Acceleration shall not create a right to further employment with the KVP UK or KVP US, or the right to receive additional equity.  Your rights under this letter agreements are entirely separate from any rights you have under your terms and conditions of employment with KVP UK.

Sincerely,

KalVista Pharmaceuticals, Inc.

By: /s/ Benjamin L. Palleiko

Name: Benjamin L. Palleiko

Title:Chief Financial Officer____________